Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
 Northwest Bancshares, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 of Northwest Bancshares, Inc. of our reports dated March 1, 2018, with respect to the consolidated statements of financial condition of Northwest Bancshares, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Northwest Bancshares, Inc.
/s/ KPMG LLP

Pittsburgh, Pennsylvania
 May 14, 2018